EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

LANTIS LASER INC.

for

Near-infrared Transillumination for the Imaging of Early Dental Decay

UC Case No. SF2003-060

24.	NOTICES	30

25.	ASSIGNABILITY	31

26.	WAIVER	31

27.	FORCE MAJEURE	32

28.	GOVERNING LAWS; ATTORNEYS’ FEES	32

29.	GOVERNMENT APPROVAL OR REGISTRATION	32

30.	COMPLIANCE WITH LAWS	33

31.	CONFIDENTIALITY	33

32.	MISCELLANEOUS	35

CONSENT TO SUBSTITUTION OF PARTY		37

EXCLUSIVE LICENSE AGREEMENT
for
Near-infrared Transillumination for the Imaging of Early Dental Decay

This license agreement ("Agreement") is made effective this 9th day of July, 2008 ("Effective Date"), by and between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 ("The Regents"), and acting through its Office of Technology Management, University of California, San Francisco (“UCSF”), 185 Berry Street, Suite 4603, San Francisco, CA 94107, and Lantis Laser Inc., a New Jersey corporation, having a principal place of business at 11 Stonebridge, Denville, New Jersey 07834 ("Licensee").

BACKGROUND

A. Certain inventions, generally characterized as near-infrared transillumination for the imaging of early dental decay and microstructural defects (collectively "Invention"), were made in the course of research at the University of California, San Francisco by Drs. Daniel Fried and Robert Jones (“Inventors”) and are claimed in Patent Rights as defined below.
B. The development of the Invention was sponsored in part by the Department of Health and Human Services and, as a consequence, this license is subject to overriding obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Invention for or on behalf of the United States Government throughout the world.
C. The Licensee has evaluated the Invention under a Confidential Disclosure Agreement with The Regents with an effective date of October 18, 2007.
D. The Licensee wishes to obtain certain rights from The Regents for the commercial development of the Invention, in accordance with the terms and conditions set forth herein and The Regents is willing to grant those rights so that the Invention may be developed and the benefits enjoyed by the general public.

E. The scope of such rights granted by The Regents is intended to extend to the scope of the patents and patent applications in Patent Rights, but only to the extent that The Regents has proprietary rights in and to the Valid Claims of such Patent Rights.
F. The Licensee is a "small business firm" as defined in 15 U.S.C. §632.
G. Both parties recognize and agree that Earned Royalties are due under this Agreement with respect to products, services and methods and that such royalties will be paid with respect to both pending patent applications and issued patents, in accordance with the terms and conditions set forth herein.
H. Both parties recognize and agree that Earned Royalties due under this Agreement will be based on the Licensee's or a Sublicensee's or a Development Partner’s last act of infringement of Patent Rights within the control of the Licensee or a Sublicensee or Development Partner, regardless of whether the Licensee or a Sublicensee or Development Partner had control over prior infringing acts; the parties intend that Earned Royalties due under this Agreement will be calculated based on the Net Sales of the product or service resulting from the last act of infringement by the Licensee and its Sublicensees or Development Partners.

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The parties agree as follows:

1. DEFINITIONS
As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:
1.1 "Affiliate" of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee. "Control" means (i) having the actual, present capacity to elect a majority of the directors of such affiliate; (ii) having the power to direct at least forty percent (40%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2 "Attributed Income" means the total gross proceeds (exclusive of Earned Royalties of Sublicensees or Development Partners, but including, without limitation, any license fees, maintenance fees, or milestone payments), whether consisting of cash or any other forms of consideration and whether any rights other than Patent Rights are granted, which gross proceeds are received by or payable to the Licensee, any Affiliate and/or Joint Venture from any Sublicensee in consideration of the grant of a sublicense and from any Development Partner in connection with any agreement, arrangement or other relationship described in Paragraph 1.4. Notwithstanding the foregoing, Attributed Income shall not include proceeds attributed in such sublicense or such agreement, arrangement or other relationship to bona fide (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in the Licensee at market value; (iii) reimbursements of Patent Prosecution Costs actually incurred by the Licensee; and (iv) reimbursement for the cost of research and/or development services to be provided on a going forward basis by Licensee for the applicable Sublicensee and/or Development Partner under such sublicense or such agreement, arrangement or other relationship on the basis of full-time equivalent ("FTE") efforts of personnel at or below commercially reasonable and standard FTE rates. For the avoidance of doubt, any gross proceeds meeting the definition set forth above in this Article 1.2 shall be “Attributed Income” irrespective of whether such gross proceeds are received under one or more separate agreements and irrespective of how such gross proceeds are referred to or characterized by the Licensee, the Sublicensee or the Development Partner.
1.3 "Combination Product" means a combined Product that contains or uses a Licensed Product and at least one other Product or process (a "Combination Product Component"), where (i) such Combination Product Component is not a Licensed Product, (ii) if such Combination Product Component were removed from such combined Product, the manufacture, use, Sale or import of the resulting Product in or into a particular country would infringe, but for a license, the same Valid Claim in the country where such manufacture, use, Sale or import occurs as such combined Product, (iii) such Combination Product Component and such Licensed Product are Sold separately from such combined Product by the Licensee or any Affiliate, Joint Venture or Sublicensee, (iv) such Combination Product Component does not function together with a Licensed Product so as to achieve the purpose for which such Licensed Product is Sold and (v) the market price of such combined Product is higher than the market price for such Licensed Product as a result of such combined Product containing or using such Combination Product Component.

1.4 "Development Partner" means (i) any person or entity other than a Sublicensee that develops, Sells, transfers, leases, exchanges or otherwise disposes or provides Licensed Products in connection with, or as a result of, an agreement, arrangement or other relationship with the Licensee, any Affiliate, any Joint Venture or any Sublicensee; and (ii) any person or entity other than a Sublicensee that has an agreement, arrangement or other relationship with the Licensee, any Affiliate, any Joint Venture or any Sublicensee for the research or development of Licensed Products.
1.5 "Earned Royalty" means Sublicensee Royalty (as defined in Paragraph 7.2) and Royalty (as defined in Paragraph 8.1).
1.6 "Field of Use" means all human and veterinary dental applications.
1.7 "FTE" is defined in Paragraph 1.2 (Attributed Income).
1.8 "Joint Venture" means any separate entity established pursuant to an agreement between a third party and the Licensee and/or Sublicensee to constitute a vehicle for a joint venture, in which the separate entity manufactures, uses, purchases, Sells or acquires Licensed Products from the Licensee or Sublicensee.
1.9 "Licensed Method" means any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.
1.10 "Licensed Product" means any Product, including, without limitation, a Product for use or used in practicing a Licensed Method and any Product made by practicing a Licensed Method, the manufacture, use, Sale, offer for Sale or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.11 "Net Invoice Price" means (a) the gross invoice price charged and the value of any other consideration owed to the Licensee, any Sublicensee and/or any Development Partner for a Licensed Product, or (b) in those instances where the Licensed Product is combined in any manner with any other Product or service, the gross invoice price charged and the value of any other consideration owed to the Licensee any Sublicensee and/or any Development Partner for the combined Product or service in its entirety, less the following items, but only to the extent that they actually pertain to the disposition of such Licensed Product, are included in the gross invoice price charged or other consideration owed, and are identified separately on a bill or invoice:
1.11.1	Allowances actually granted to customers for rejections, returns and prompt payment and volume discounts;
1.11.2	Freight, transport packing and insurance charges associated with transportation;
1.11.3
Taxes, including Deductible Value Added Tax, tariffs or import/export duties based on Sales when included in the gross invoice price, but excluding value-added taxes other than Deductible Value Added Tax or taxes assessed on income derived from Sales. "Deductible Value Added Tax" means only the portion of the value added tax that is actually incurred and is not reimbursable, refundable or creditable under the tax authority of any country;

1.11.4
Only those normal and customary discounts and rebates given as a part of a formulary program that are paid or credited to customers, third-party payers, healthcare systems, or administrators for a Licensed Product that is included in such formulary program, as permitted by applicable law;

1.11.5
Only those normal and customary wholesaler's discounts and rebates given as a part of a formulary program that are paid or credited to customers, third-party payers, health care systems, or administrators for a Licensed Product that is included in such formulary program, as permitted by applicable law;

and
1.11.6	Rebates and discounts paid or credited pursuant to applicable law.

1.12 "Net Sale" means:
1.12.1	except in the instances described in Paragraphs 1.12.2, 1.12.3 and 1.12.4 of this Paragraph, the Net Invoice Price;
1.12.2	for any Relationship-Influenced Sale of a Licensed Product, Net Sales shall be based on the Net Invoice Price at which the Relationship-Influenced Sale Purchaser re-Sells such Licensed Product;
1.12.3
in those instances where Licensed Product is not Sold, but is otherwise exploited, the Net Sales for such Licensed Product shall be the Net Invoice Price of products of the same or similar kind and quality, Sold in similar quantities, currently being offered for Sale by the Licensee, any Sublicensee and/or any Development Partner. Where such products are not currently being offered for Sale by the Licensee, any Sublicensee and/or any Development Partner, the Net Sales for Licensed Product otherwise exploited, for the purpose of computing royalties, shall be the average Net Invoice Price at which products of the same or similar kind and quality, Sold in similar quantities, are then currently being offered for Sale by other manufacturers. Where such products are not currently Sold or offered for Sale by the Licensee, any Sublicensee and/or any Development Partner, or others, then the Net Sales shall be the Licensee's, any Sublicensee's and/or any Development Partner's cost of manufacture of Licensed Product, determined according to Generally Accepted Accounting Principles (“GAAP”), plus fifty percent (50%); and

1.12.4	for a Reacquisition Sale or Exploitation, Net Sales shall mean the Net Invoice Price upon the Reacquisition Sale or Exploitation of a Licensed Product.

For a Combination Product, Net Sales shall be calculated as:
A/(A+B) x [Net Sales, calculated without regard to this formula, of the Licensed Product that is the Combination Product],
Where:
(i)	"A" is the total of Net Sales of each Licensed Product contained within or used in the Combination Product when Sold separately; and

(ii)	"B" is the total of Net Sales of each Combination Product Component contained within or used in the Combination Product when Sold separately, provided, however, that in no event shall Net Sales for a Combination Product be less than fifteen percent (15%) of Net Sales, calculated without regard to this formula, of the Licensed Product that is the Combination Product.
1.13 "New Developments" means inventions, or claims to inventions, which constitute advancements, developments or improvements, whether or not patentable and whether or not the subject of any patent application, which are not sufficiently supported by the specification of a previously-filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously-filed patent or patent application.
1.14 "Patent Prosecution Costs" is defined in Paragraph 20.4.
1.15 "Patent Rights" means the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the United States patent application number 11/347,637, claiming priority from United States provisional patent application number 60/493,569 filed on August 8, 2003. Patent Rights shall further include the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those Valid Claims in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application). This definition of Patent Rights excludes any rights in and to New Developments.
1.16 "Product" means any kit, article of manufacture, composition of matter, material, compound, component or product.
1.17 “Reacquisition Sale or Exploitation” means those instances where the Licensee, a Sublicensee or a Development Partner acquires a Licensed Product and then subsequently Sells or otherwise exploits such Licensed Product.
1.18 "Related Party" means a corporation, firm or other entity with which, or individual with whom, the Licensee, any Sublicensee and/or any Development Partner (or any of its respective stockholders, subsidiaries or Affiliates) have any agreement, understanding or arrangement (for example, but not by way of limitation, an option to purchase stock or other equity interest, or an arrangement involving a division of revenue, profits, discounts, rebates or allowances) unrelated to the Sale or exploitation of the Licensed Products without which such other agreement, understanding or arrangement, the amounts, if any, charged by the Licensee, any Sublicensee or Development Partner to such entity or individual for the Licensed Product, would be higher than the Net Invoice Price actually received, or if such agreement, understanding or arrangement results in the Licensee, any Sublicensee or Development Partner extending to such entity or individual lower prices for such Licensed Product than those charged to others without such agreement, understanding or arrangement buying similar products in similar quantities.

1.19 "Relationship-Influenced Sale" means a Sale of a Licensed Product, or any exploitation of the Licensed Product or Licensed Method, between the Licensee, any Sublicensee and/or any Development Partner and (i) an Affiliate; (ii) a Joint Venture; (iii) a Related Party or (iv) the Licensee, a Sublicensee and/or a Development Partner.
1.20 "Relationship-Influenced Sale Purchaser" means the purchaser of Licensed Product in a Relationship-Influenced Sale.
1.21 "Sale" means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration. Correspondingly, "Sell" means to make or cause to be made a Sale and "Sold" means to have made or caused to be made a Sale.
1.22 "Sublicensee" means any person or entity (including any Affiliate or Joint Venture) to which any of the license rights granted to the Licensee hereunder are sublicensed.
1.23 "Sublicense Fee" is defined in Paragraph 7.1.
1.24 "Valid Claim" means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

2. GRANT
2.1 Subject to the limitations and other terms and conditions set forth in this Agreement including the license granted to the United States Government set forth in the Background and in Paragraph 2.3.1, The Regents grants to the Licensee a license under its rights in and to Patent Rights to make, use, Sell, offer for Sale and import Licensed Products and to practice Licensed Methods, in the United States and in other countries where The Regents may lawfully grant such licenses, only in the Field of Use.

2.2 Except as otherwise provided for in this Agreement, the license granted under Patent Rights in Paragraph 2.1 is exclusive.
2.3 The license granted in Paragraphs 2.1 and 2.2 is subject to the following:
2.3.1
The obligations to the United States Government under 35 U.S.C. §§ 200-212 and all applicable governmental implementing regulations, as amended from time to time, including the obligation to report on the utilization of the Invention as set forth in 37 CFR. § 401.14(h), and all applicable provisions of any license to the United States Government executed by The Regents; and

2.3.2
the National Institutes of Health "Principles and Guidelines for Recipients of NIH Research Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources," 64 F.R. 72090 (Dec. 23, 1999), as amended from time to time.

2.4 The license granted in Paragraphs 2.1 and 2.2 is limited to methods and products that are within the Field of Use. For other methods and products, the Licensee has no license under this Agreement.
2.5 The Regents reserves and retains the right (and the rights granted to the Licensee in this Agreement shall be limited accordingly) to make, use and practice the Invention and any technology relating to any of the foregoing and to make and use any Products and to practice any process that is the subject of the Patent Rights (and to grant any of the foregoing rights to other educational and non-profit institutions) for educational and research purposes, including without limitation, any sponsored research performed for or on behalf of commercial entities and including publication and other communication of any research results. For the avoidance of doubt, to the extent the Invention and any technology relating to any of the foregoing are not the subject of the exclusive license under the Patent Rights granted to the Licensee hereunder, The Regents shall be free to make, use, Sell, offer to Sell, import, practice and otherwise commercialize and exploit (including to transfer, license to, or have exercised by, third parties) for any purpose whatsoever and in its sole discretion, such Invention, technology and any Products or processes that are the subject of any of the foregoing.

2.6 Because the Invention was made under funding provided by the United States Government, Licensed Products, the Invention, and any products embodying the Invention sold in the United States will be substantially manufactured in the United States.
2.7 The Agreement will terminate immediately if Licensee files a claim including in any way the assertion that any portion of The Regents’ Patent Rights is invalid or unenforceable where the filing is by the Licensee, a third party on behalf of the Licensee, or a third party at the written urging of the Licensee.

3. SUBLICENSES
3.1 The Regents also grants to the Licensee the right to sublicense to third parties (including to Affiliates and Joint Ventures) the rights granted to the Licensee hereunder, with no right to further sublicense except as provided below, as long as the Licensee has current exclusive rights thereto under this Agreement. Each Sublicensee must be subject to a written sublicense agreement. All sublicenses will include all of the rights of, and will require the performance of all the obligations due to, The Regents (and, if applicable, the United States Government and other sponsors), other than those rights and obligations specified in Article 5 (License Issue Fee), Article 6 (License Maintenance Fee) and Paragraph 8.2 (Minimum Annual Royalty) and Paragraphs 20.4 and 20.5 (reimbursement of Patent Prosecution Costs). For the avoidance of doubt, the Licensee shall have no right to permit any Sublicensee and no Sublicensee shall have any right to further sublicense any of the rights granted to the Licensee hereunder, except that each Sublicensee (except Affiliates and Joint Ventures) may sublicense to its affiliates as affiliate is defined in Paragraph 1.1 with Sublicensee substituted for licensee in the definition, to the extent needed for the development and commercialization of Licensed Products in accordance with this Agreement. Also, for the avoidance of doubt, Affiliates and Joint Ventures shall have no licenses under this Agreement unless such Affiliates and Joint Ventures are granted a sublicense. For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible.

3.2 In the event that The Regents and the Licensee each own an undivided interest in any Patent Rights licensed hereunder, the Licensee will not separately grant a license to any third party under its rights without concurrently granting a license under The Regents' rights on the terms and conditions described in this Article 3 (Sublicenses).
3.3 The Licensee will notify The Regents of each sublicense granted hereunder and will provide The Regents with a complete copy of each sublicense (along with a summary of the material terms of each such sublicense) and each amendment to such sublicense within thirty (30) days of issuance of such sublicense or such amendment. The Licensee will collect from Sublicensees and pay to The Regents all fees, payments, royalties and the cash equivalent of any consideration due The Regents. The Licensee will guarantee all monies due The Regents from Sublicensees. For clarity, if the Licensee grants a sublicense that contains a provision for payment of royalties by any Sublicensee in an amount that is less than the Sublicensee Royalty required to be paid under Paragraph 7.2 below, then the Licensee will pay to The Regents a total amount equal to the Sublicensee Royalty based on the Sublicensees’ Net Sales as provided for in Paragraph 7.2. The Licensee will require Sublicensees to provide it with copies of all progress reports and royalty reports in accordance with the provisions herein and the Licensee will collect and deliver all such reports due The Regents from Sublicensees.
3.4 If Licensee licenses patent rights assigned to or otherwise acquired by it ("Licensee's Patent Rights"), and it believes, in good faith, that the recipient of such license will infringe Patent Rights in practicing the Licensee's Patent Rights, then the Licensee will not separately grant a license to such recipient under Licensee's Patent Rights without concurrently granting a sublicense under Patent Rights on the terms required under this Agreement.
3.5 Upon any expiration or termination of this Agreement for any reason, all sublicenses shall automatically terminate, unless The Regents, at its sole discretion, agrees in writing to an assignment to The Regents of any sublicense. In the event of termination of this Agreement and if The Regents accepts assignment of any sublicense, The Regents will not be bound by any grant of rights broader than or will not be required to perform any obligation other than those rights and obligations contained in this Agreement. Moreover, The Regents will have the sole right to modify each such assigned sublicense to include all of the rights of The Regents (and, if applicable, the United States Government and other sponsors) that are contained in this Agreement, including the payment of Earned Royalties directly to The Regents by the Sublicensee as if it were the Licensee at a rate that is no lower than the rate set forth in Article 8 (Earned Royalties and Minimum Annual Royalties) in accordance with Article 4 (Payment Terms).

4. PAYMENT TERMS
4.1 Paragraphs 1.9, 1.10, and 1.15 define Licensed Method, Licensed Product, and Patent Rights, so that Earned Royalties are payable on products and methods covered by both pending patent applications and issued patents. Earned Royalties will accrue in each country for the duration of Patent Rights in that country and will be payable to The Regents when Licensed Products are invoiced, or if not invoiced, when delivered or otherwise exploited by the Licensee or Sublicensee in a manner constituting a Net Sale as defined in Paragraph 1.12. Sublicense Fees with respect to any Attributed Income shall accrue to The Regents within thirty (30) days of the date that such Attributed Income is due to the Licensee.
4.2 The Licensee will pay to The Regents all Earned Royalties, Sublicense Fees and other consideration payable to The Regents quarterly on or before March 31 (for the calendar quarter ending December 31), June 30 (for the calendar quarter ending March 31), September 30 (for the calendar quarter ending June 30) and December 31 (for the calendar quarter ending September 30) of each calendar year. Each payment will be for Earned Royalties, Sublicense Fees and other consideration which has accrued within the Licensee's most recently completed calendar quarter.
4.3 All consideration due The Regents will be payable and will be made in United States dollars by check payable to "The Regents of the University of California" or by wire transfer to an account designated by The Regents. The Licensee is responsible for all bank or other transfer charges. When Licensed Products are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Licensed Products were Sold and then converted into equivalent United States dollars. The exchange rate will be the average exchange rate quoted in the The Wall Street Journal during the last ninety (90) days of the reporting period.
4.4 Sublicense Fees and Earned Royalties on Net Sales of Licensed Products and other consideration accrued in, any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country, except those taxes, fees and charges allowed under the provisions of Paragraph 1.12 (Net Sales).

4.5 Notwithstanding the provisions of Article 27 (Force Majeure) if at any time legal restrictions prevent the prompt remittance of Earned Royalties or other consideration owed to The Regents by the Licensee with respect to any country where a sublicense is issued or a Licensed Product is Sold or otherwise exploited, then the Licensee shall convert the amount owed to The Regents into United States dollars and will pay The Regents directly from another source of funds in order to remit the entire amount owed to The Regents.
4.6 In the event that any patent or claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before such final decision and the Licensee shall be obligated to pay the full amount of royalties due hereunder to the extent that The Regents licenses one or more Valid Claims within the Patent Rights to the Licensee with respect to Licensed Products.
4.7 No Earned Royalties will be collected or paid hereunder to The Regents on Licensed Products Sold to, or otherwise exploited for, the account of the United States Government as provided for in the license to the United States Government. The Licensee, its Sublicensees and Development Partners will reduce the amount charged for Licensed Products Sold to, or otherwise exploited by, the United States Government by an amount equal to the Earned Royalty for such Licensed Products otherwise due The Regents. Such reduction in Earned Royalties will be in addition to any other reductions in price required by the United States Government.
4.8 In the event that royalties, fees, reimbursements for Patent Prosecution Costs or other monies owed to The Regents are not received by The Regents when due, the Licensee will pay to The Regents interest at a rate of ten percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

5. LICENSE ISSUE FEE
The Licensee will pay to The Regents a one-time license issue fee of ten thousand dollars ($10,000) within seven (7) days of the Effective Date. This fee is non-refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

6. LICENSE MAINTENANCE FEE
The Licensee will also pay to The Regents a license maintenance fee of five thousand dollars ($5,000) beginning on the one-year anniversary of the Effective Date and continuing annually on each anniversary of the Effective Date. The license maintenance fee is not due on any anniversary of the Effective Date if on that date, the Licensee is Selling or otherwise exploiting Licensed Products and is paying an Earned Royalty to The Regents on the Net Sales of such Licensed Product. The license maintenance fee is non-refundable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

7. PAYMENTS ON SUBLICENSES
7.1 The Licensee will pay to The Regents the following non-refundable and non-creditable sublicense fees ("Sublicense Fees"):
7.1.1	Forty percent (40%) of all Attributed Income attributable to any sublicense that is granted prior to the generation of a prototype;
7.1.2
Twenty-five percent (25%) of all Attributed Income attributable to any sublicense that is granted upon or after the occurrence of the event specified in Paragraph 7.1.1 but prior to the initiation of clinical trials with respect to a Licensed Product for purposes of regulatory approval by the United States Food and Drug Administration (“FDA”) or equivalent;

7.1.3
Ten percent (10%) of all Attributed Income attributable to any sublicense that is granted upon or after the occurrence of the event specified in Paragraph 7.1.2 but prior to FDA market approval (or equivalent) with respect to a Licensed Product; or

7.1.4	Five percent (5%) of all Attributed Income attributable to any sublicense that is granted upon or after the occurrence of FDA market approval (or equivalent) specified in Paragraph 7.1.3.
7.2 The Licensee will also pay to The Regents, with respect to each Sublicensee and each Development Partner (other than an Affiliate or Joint Venture), an earned royalty of five percent (5%) of the Net Sales of each Licensed Product or Licensed Method ("Sublicensee Royalty").

8. EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES
8.1 The Licensee will also pay to The Regents an earned royalty of five percent (5%) of the Net Sales of Licensed Product or Licensed Method by the Licensee or any Affiliate or Joint Venture ("Royalty").
8.2 The Licensee will also pay to The Regents a minimum annual royalty for the life of Patent Rights, beginning with the year of the first Sale of Licensed Product, but no later than calendar year 2010. The minimum annual royalty will be due as follows:
8.2.1	Ten thousand dollars ($10,000) for the first year;
8.2.2	Fifty thousand dollars ($50,000) for the second year;
8.2.3	One hundred thousand dollars ($100,000) for the third year;
8.2.4	One hundred fifty thousand dollars ($150,000) for the fourth year; and
8.2.5	Two hundred thousand dollars ($200,000) for the fifth year and all subsequent years.
The minimum annual royalty will be paid to The Regents by February 28 of each year and will be credited against the Earned Royalty due for the calendar year in which the minimum payment was made. However, if the year of the first Sale is earlier than calendar year 2009, then the Licensee's obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in that calendar year when Sales commence and will be due the following February 28 (along with the minimum annual royalty payment for that year), to allow for crediting of the pro-rated year's Earned Royalties.

9. MILESTONE PAYMENTS
9.1 With respect to each Licensed Product, the Licensee will pay to The Regents the following non-refundable, non-creditable amounts:
9.1.1	Fifteen thousand dollars ($15,000) upon notice of allowance of United States patent application number 11/347,637 from the United States Patent and Trademark Office; and
9.1.2	Twenty-five thousand dollars ($25,000) upon United States Food and Drug Administration (“FDA”) market approval (or equivalent).
9.2 For the avoidance of doubt, each of the milestone payments set forth in Paragraphs 9.1.1 through 9.1.2 will be payable with respect to each Licensed Product. Furthermore, each such milestone payment will be payable regardless of whether the applicable milestone event has been achieved by the Licensee or any Affiliate, Joint Venture, Sublicensee, or Development Partner.
9.3 All milestone payments are due to The Regents within thirty (30) days of the occurrence of the applicable milestone event.

10. DUE DILIGENCE
10.1 The Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and Sale of Licensed Products and will earnestly and diligently market the same after execution of this Agreement and in quantities sufficient to meet the market demands therefor.
10.2 The Licensee will obtain all necessary governmental approvals in each country where Licensed Products are manufactured, used, Sold, offered for Sale or imported.
10.3 The Licensee will:
10.3.1	generate a prototype within six (6) months from the Effective Date;
10.3.2	obtain market approval from the United States FDA within fifteen (15) months from the Effective Date;
10.3.3	market Licensed Product within eighteen (18) months from the Effective Date;
10.3.4	market Licensed Product in the United States within six (6) months of receiving approval of such Licensed Product from the United States FDA; and

10.3.5	fill the market demand for Licensed Products following commencement of marketing at any time during the exclusive period of this Agreement.
10.4 If the Licensee is unable to perform any of the above provisions, then The Regents has the right and option to either terminate this Agreement or reduce the exclusive license granted to the Licensee to a nonexclusive license in accordance with Paragraph 10.8 below. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).
10.5 In addition to the obligations set forth above, the Licensee shall spend an aggregate of not less than fifty thousand dollars ($50,000) for the development of Licensed Products during the first year of this Agreement.
10.6 The Regents and Inventors will, to the extent possible, provide any and all information that is reasonably requested by Licensee for the purposes of United States FDA approval.
10.7 If the Licensee fails or is unable to comply with the spending requirement set forth in Paragraph 10.5, then The Regents has the right and option to either terminate this Agreement or reduce the exclusive license granted to the Licensee to a nonexclusive license. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).
10.8 To exercise either the right to terminate this Agreement or to reduce the exclusive license granted to the Licensee to a non-exclusive license for lack of diligence required in this Article 10 (Due Diligence), The Regents will give the Licensee written notice of the deficiency. The Licensee thereafter has sixty (60) days to cure the deficiency. If The Regents has not received written tangible evidence satisfactory to The Regents that the deficiency has been cured by the end of the sixty (60)-day period, then The Regents may, at its option, terminate this Agreement immediately without the obligation to provide sixty (60) days' notice as set forth in Article 14 (Termination by The Regents) or reduce the exclusive license granted to the Licensee to a non-exclusive license by giving written notice to the Licensee.

11. PROGRESS AND ROYALTY REPORTS
11.1 Beginning on December 31, 2008, and semi-annually thereafter, the Licensee will submit to The Regents a written progress report as described in Paragraph 11.2 below covering the Licensee's (and any Affiliates', Joint Ventures', Sublicensee's or Development Partner's) activities related to the development and testing of all Licensed Products and related to the obtaining of the governmental approvals necessary for marketing and the activities required and undertaken in order to meet the diligence requirements set forth in Article 10 (Due Diligence). Progress reports are required for each Licensed Product until the first Sale or other exploitation of that Licensed Product occurs in the United States and shall be again required if Sales of such Licensed Product are suspended or discontinued.

11.2 Progress reports submitted under Paragraph 11.1 shall include, but are not limited to, a detailed summary of the following topics so that The Regents will be able to determine the progress of the development of Licensed Products and will also be able to determine whether or not the Licensee has met its diligence obligations set forth in Article 10 (Due Diligence) above:
11.2.1	summary of work completed as of the submission date of the progress report;
11.2.2	key scientific discoveries as of the submission date of the progress report;
11.2.3	summary of work in progress as of the submission date of the progress report;
11.2.4	current schedule of anticipated events and milestones, including those event and milestones specified in Article 10 (Due Diligence);
11.2.5	market plans for introduction of Licensed Products including the anticipated and actual market introduction dates of each Licensed Product;
11.2.6	Sublicensees’ activities relating to the above items, if there are any Sublicensees; and
11.2.7	a summary of resources (dollar value) spent in the reporting period.

11.3 If the Licensee fails to submit a timely progress report to The Regents, then The Regents will be entitled to terminate this Agreement. If either party terminates this Agreement before any Licensed Products are Sold or before this Agreement's expiration, then a final progress report covering the period prior to termination must be submitted within thirty (30) days of termination or expiration.
11.4 The Licensee has a continuing responsibility to keep The Regents informed of the business entity status (small business entity status or large business entity status as defined by the United States Patent and Trademark Office) of itself, any Affiliates, Joint Ventures, or Sublicensees. The Licensee will notify The Regents of any change of its status or that of any Affiliate, Joint Venture, or Sublicensee within thirty (30) days of the change in status.

11.5 The Licensee will report to The Regents the date of first Sale or other exploitation of a Licensed Product in each country in its first progress and royalty reports following such first Sale of a Licensed Product.
11.6 Beginning with the earlier of (i) the first Sale or other exploitation of a Licensed Product or (ii) the first transaction that results in Sublicense Fees accruing to The Regents, the Licensee will make quarterly royalty and Sublicensee Fee reports to The Regents on or before each March 31 (for the quarter ending December 31), June 30 (for the quarter ending March 31), September 30 (for the quarter ending June 30) and December 31 (for the quarter ending September 30) of each year. Each royalty and Sublicensee Fee report will cover Licensee's most recently completed calendar quarter and will, at a minimum, show:
11.6.1
the gross invoice prices and Net Sales of Licensed Products Sold or otherwise exploited (itemizing the applicable gross proceeds and any deductions therefrom) and any Attributed Income (itemizing the applicable gross proceeds and any deductions therefrom) due to the Licensee;

11.6.2	the quantity of each type of Licensed Product Sold or otherwise exploited;
11.6.3	the country in which each Licensed Product was made, used or Sold or otherwise exploited;
11.6.4	the Earned Royalties, in United States dollars, payable with respect to Net Sales;
11.6.5	the Sublicense Fees, in United States dollars, payable with respect to Attributed Income;
11.6.6	the method used to calculate the Earned Royalty, specifying all deductions taken and the dollar amount of each such deduction;
11.6.7	the exchange rates used, if any;
11.6.8	the amount of the cash and the amount of the cash equivalent of any non-cash consideration including the method used to calculate the non-cash consideration;
11.6.9
for each Licensed Product, the specific Patent Rights identified by UC Case Number exercised by the Licensee or any Affiliate, Joint Venture, Sublicensee, or any Development Partner in the course of making, using, selling, offering for Sale or importing such Licensed Product; and

11.6.10	any other information reasonably necessary to confirm Licensee's calculation of its financial obligations hereunder.
11.7 If no Sales of Licensed Products have been made and no Licensed Products have been otherwise exploited and no Attributed Income is due to the Licensee during any reporting period, then a statement to this effect must be provided by the Licensee in the immediately subsequent royalty and Sublicense Fee report.

12. BOOKS AND RECORDS
12.1 The Licensee will keep accurate books and records showing all Licensed Product under development, manufactured, used, offered for Sale, imported, Sold and or otherwise exploited; all Net Sales, all Attributed Income and other amounts payable hereunder; and all sublicenses granted under the terms of this Agreement. Such books and records will be preserved for at least five (5) years after the date of the payment to which they pertain and will be open to examination by representatives or agents of The Regents at reasonable times to determine their accuracy and assess the Licensee's compliance with the terms of this Agreement.
12.2 The Regents shall pay the fees and expenses of such examination. If, however, an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered in any examination, then the Licensee shall bear the fees and expenses of such examination and shall remit such underpayment to The Regents within thirty (30) days of the examination results.

13. LIFE OF THE AGREEMENT
13.1 Unless otherwise terminated by operation of law, Paragraph 13.2, or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder.
13.2 This Agreement will automatically terminate without the obligation to provide sixty (60) days' notice as set forth in Article 14 (Termination By The Regents) upon the filing of a petition for relief under the United States Bankruptcy Code by or against the Licensee as a debtor or alleged debtor.

13.3 Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:
Article 1	Definitions
Paragraph 4.8	Late Payments
Article 5	License Issue Fee
Article 7	Payments on Sublicenses
Paragraphs 8.1 and 8.2	Earned Royalties and Minimum Annual Royalties
Article 12	Books and Records
Article 13	Life of the Agreement
Article 16	Disposition of Licensed Products and Licensed Services Upon Termination or Expiration
Article 17	Use of Names and Trademarks
Article 18	Limited Warranty
Article 19	Limitation of Liability
Paragraphs 20.4 & 20.5	Patent Prosecution and Maintenance
Article 23	Indemnification
Article 24	Notices
Article 28	Governing Laws; Venue; Attorneys Fees
Article 31	Confidentiality

13.4 The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties or other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties in accordance with Articles 7 (Payments on Sublicenses), 8 (Earned Royalties and Minimum Annual Royalties) and 16 (Disposition of Licensed Products and Licensed Services Upon Termination or Expiration).

14. TERMINATION BY THE REGENTS
If the Licensee fails to perform or violates any term of this Agreement, then The Regents may give written notice of such default ("Notice of Default") to the Licensee. If the Licensee fails to repair such default within sixty (60) days after the effective date of such notice, then The Regents will have the right to immediately terminate this Agreement and its licenses by providing a written notice of termination ("Notice of Termination") to the Licensee.

15. TERMINATION BY LICENSEE
The Licensee has the right at any time to terminate this Agreement by providing a Notice of Termination to The Regents. Termination of this Agreement (but not termination of any patents or patent applications under Patent Rights, which termination is subject to Paragraph 20.5) will be effective sixty (60) days from the effective date of such notice.

16. DISPOSITION OF LICENSED PRODUCT AND LICENSED SERVICES UPON TERMINATION OR EXPIRATION
16.1 Upon termination (but not expiration) of this Agreement, within a period of one hundred and twenty (120) days after the date of termination, the Licensee is entitled to dispose of all previously made or partially made Licensed Product, but no more, provided that the Sale or use of such Licensed Product are subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of Earned Royalties, Sublicense Fees and any other payments therefor required under this Agreement. The Licensee will not otherwise make, use, Sell, offer for Sale or import Licensed Products or practice the Licensed Method after the date of termination.
16.2 If applicable Patent Rights exist at the time of any making, Sale, offer for Sale, or import of a Licensed Product, then Earned Royalties shall be paid at the times provided herein and royalty reports shall be rendered in connection therewith, notwithstanding the absence of applicable Patent Rights with respect to such Licensed Product at any later time. Otherwise, no Earned Royalties shall be paid on the Sales of such product. Any fees or other payments owed to The Regents at the time of expiration not based on the Sales of a Licensed Product will be paid to The Regents at the time such fee or other payment would have been due had this Agreement not expired.

17. USE OF NAMES AND TRADEMARKS
Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). Without the Licensee's consent case-by-case, The Regents may list Licensee's name as a licensee of technology from The Regents without further identifying the technology. Unless required by law or unless consented to in writing by the Director, Office of Technology Management of The Regents, the use by the Licensee of the name "The Regents of the University of California" or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited.

18. LIMITED WARRANTY
18.1 The Regents warrants to the Licensee that it has the lawful right to grant this license.
18.2 Except as expressly set forth in this Agreement, this license and the associated Invention, Patent Rights, Licensed Products and Licensed Methods are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.
18.3 This Agreement does not:
18.3.1	express or imply a warranty or representation as to the validity, enforceability, or scope of any Patent Rights; or
18.3.2
express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

18.3.3	obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 22 (Patent Infringement); or
18.3.4
confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

18.3.5	obligate The Regents to furnish any New Developments, know-how, technology or information not provided in Patent Rights.

19. LIMITATION OF LIABILITY
THE REGENTS WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, AFFILIATES OR DEVELOPMENT PARTNERS ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

20. PATENT PROSECUTION AND MAINTENANCE
20.1 As long as the Licensee has paid Patent Prosecution Costs as provided for in this Article 20 (Patent Prosecution and Maintenance), The Regents will diligently prosecute and maintain the United States patents comprising the Patent Rights using counsel of its choice. The Regents' counsel will take instructions only from The Regents. The Regents will provide the Licensee with copies of all relevant documentation so that the Licensee will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if the Licensee has not commented upon such documentation in a reasonable time for The Regents to sufficiently consider the Licensee’s comments prior to a deadline with the relevant government patent office, or The Regents must act to preserve the Patent Rights, The Regents will be free to respond without consideration of the Licensee’s comments, if any. The Licensee agrees to keep this documentation confidential as provided for in Article 31 (Confidentiality).
20.2 The Regents shall use reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products and services contemplated to be Sold, or the Licensed Method to be practiced, under this Agreement.

20.3 The Licensee will apply for an extension of the term of any patent included within the Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. The Licensee shall prepare all documents and The Regents agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith. Licensee shall be liable for all costs relating to such application.
20.4 The Licensee will bear the costs of preparing, filing, prosecuting and maintaining all United States patent applications contemplated by this Agreement ("Patent Prosecution Costs"). The Regents and Licensee will make best efforts to discuss and agree upon patent prosecution strategy and costs. Patent Prosecution Costs billed by The Regents' counsel will be rebilled to the Licensee and are due within thirty (30) days of rebilling by The Regents. These Patent Prosecution Costs will include, without limitation, patent prosecution costs for the Invention incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations. Prior Patent Prosecution Costs will be due upon execution of this Agreement and billing by The Regents and are at least thirteen thousand dollars ($13,000).
20.5 The Licensee will be obligated to pay any Patent Prosecution Costs incurred during the three (3)-month period after receipt by either party of a Notice of Termination, even if the invoices for such Patent Prosecution Costs are received by the Licensee after the end of the three (3)-month period following receipt of a Notice of Termination. The Regents and Licensee will make best efforts to discuss and agree upon patent prosecution strategy and costs. The Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any given patent application or patent under Patent Rights in any or all designated countries upon three (3)-months' written notice to The Regents. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder. Non-payment of Patent Prosecution Costs may be deemed by The Regents as an election by the Licensee not to maintain such application(s) or patent(s).

20.6 The Regents may file, prosecute or maintain patent applications or patents at its own expense in any country in which the Licensee has not elected to file, prosecute or maintain patent applications or patents in accordance with this Article 20 (Patent Prosecution and Maintenance) and those applications, resultant patents and patents will not be subject to this Agreement.

21. PATENT MARKING
The Licensee will mark all Licensed Products made, used or Sold under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.

22. PATENT INFRINGEMENT
22.1 In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the "Infringement Notice"). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Patent Rights without first obtaining consent of the other. If the Licensee puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee’s right to initiate a suit against such infringer for infringement under Paragraph 22.2 below will terminate immediately without the obligation of The Regents to provide notice to the Licensee. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.
22.2 If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, then the Licensee may institute suit for patent infringement against the infringer. The Regents may voluntarily join such suit at its own expense, but may not otherwise commence suit against the infringer for the acts of infringement that are the subject of the Licensee's suit or any judgment rendered in that suit. The Licensee may not join The Regents as a party in a suit initiated by the Licensee without The Regents' prior written consent. If, in a suit initiated by the Licensee, The Regents is involuntarily joined other than by the Licensee, then the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit. Licensee may reject counsel selected by The Regents, however, in the event that Licensee has rejected three (3) representatives or agents of The Regents, The Regents shall have the right to use representatives or agents of its choice without Licensee's assent.

22.3 If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then The Regents may institute suit for patent infringement against the infringer. If The Regents institutes such suit, then the Licensee may not join such suit without The Regents' consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents' suit or any judgment rendered in that suit.
22.4 Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then the party in receipt of such notice under the Act (in the case of The Regents to the extent of the actual knowledge of the licensing officer responsible for the administration of this Agreement) shall provide the Infringement Notice to the other party promptly. If the time period is such that the Licensee will lose the right to pursue legal remedy for infringement by not notifying a third party or by not filing suit, the notification period and the time period to file suit will be accelerated to within forty-five (45) days of the date of such notice under the Act to either party.
22.5 Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (a) for any recovery other than amounts paid for willful infringement: (i) The Regents will receive fifteen percent (15%) of the recovery if The Regents was not a party in the litigation and did not incur any litigation costs, (ii) The Regents will receive twenty-five percent (25%) of the recovery if The Regents was a party in the litigation whether joined as a party under the provisions of Paragraph 22.2 or otherwise, but The Regents did not incur any litigation costs, and (iii) The Regents will receive fifty percent (50%) of the recovery if The Regents incurred any litigation costs in connection with the litigation; and (b) for any recovery for willful infringement, The Regents will receive fifty percent (50%) of the recovery. In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents. The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 22 (Patent Infringement).

22.6 Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.
22.7 Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).
22.8 Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

23. INDEMNIFICATION
23.1 The Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, the sponsors of the research that led to the Invention, and the inventors of any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products and Licensed Methods contemplated thereunder) and their employers, and the officers, employees and agents of any of the foregoing, against any and all claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of, the exercise of this license or any sublicense. This indemnification will include, but not be limited to, any product liability. If The Regents, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The Regents in accordance with this Article 23 (Indemnification), then The Regents may obtain counsel of its choice to represent it. If The Regents retains such counsel due to a conflict of interest, the Licensee will pay all expenses for such representation. If The Regents retains such counsel because it believes it will not otherwise be adequately represented by counsel chosen by the Licensee, then The Regents will pay all expenses for such representation.

23.2 The Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance:
23.2.1	Commercial Form General Liability Insurance (contractual liability included) with limits as follows:
Each Occurrence	$1,000,000
Products/Completed Operations Aggregate	$2,000,000
Personal and Advertising Injury	$1,000,000
General Aggregate (commercial form only)	$2,000,000
23.2.2	Upon United States FDA market approval (or equivalent) of its first Licensed Product, Licensee shall increase its Commercial Form General Liability Insurance to limits as follows:
Each Occurrence	$1,000,000
Products/Completed Operations Aggregate	$5,000,000
Personal and Advertising Injury	$1,000,000
General Aggregate (commercial form only)	$5,000,000

If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and
23.2.3	Worker's Compensation as legally required in the jurisdiction in which the Licensee is doing business.
23.3 The coverage and limits referred to in Paragraphs 23.2.1, 23.2.3, and 23.2.3 above will not in any way limit the liability of the Licensee under this Article 23 (Indemnification). Upon the execution of this Agreement, the Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will:

-
Provide for thirty (30) days' (ten (10) days for non-payment of premium) advance written notice to The Regents of any cancellation of insurance coverage; the Licensee will promptly notify The Regents of any material modification of the insurance coverage;

-	Indicate that The Regents has been endorsed as an additional insured under the coverage described above in Paragraphs 23.2.1 and 23.2.2; and
-
Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

23.4 The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 23 (Indemnification). The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 23 (Indemnification).

24. NOTICES
24.1 Any notice or payment required to be given to either party under this Agreement will be in writing and will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:
24.1.1	on the date of delivery if delivered in person;
24.1.2	on the date of mailing if mailed by first-class certified mail, postage paid; or
24.1.3	on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:	Lantis Laser Inc.
11 Stonebridge
Denville, NJ 07834
Attention: Stanley Baron, CEO

In the case of The Regents:	For notices:

The Regents of the University of California
UCSF Office of Technology Management
185 Berry Street, Suite 4603
San Francisco, CA 94107
Attention: Director
RE: UC Case No. SF2003-060

For remittance of payments:

The Regents of the University of California
UCOP Office of Technology Transfer
1111 Franklin Street, 7th Floor
Oakland, CA 94607-5200
Attention: Accounts Receivable
RE: UC Case No. SF2003-060

25. ASSIGNABILITY
This Agreement is personal to the Licensee. The Licensee may not assign or transfer this Agreement, including by merger, operation of law, or otherwise, without The Regents' prior written consent, except that such consent will not be required in the case of assignment or transfer to a party that succeeds to all or substantially all of Licensee's business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise, provided that such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement and signs The Regents' standard substitution of party letter (the form of which is attached hereto as Appendix A). Any attempted assignment by Licensee in violation of this Article 25 (Assignment) will be null and void. This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

26. WAIVER
No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default. No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.

27. FORCE MAJEURE
27.1 Except for the Licensee's obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.
27.2 Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 27.1 for a period of one (1) year.

28. GOVERNING LAWS; ATTORNEYS’ FEES
28.1 THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.
28.2 The prevailing party in any suit related to this Agreement will be entitled to recover its reasonable attorneys' fees in addition to its costs and necessary disbursements.

29. GOVERNMENT APPROVAL OR REGISTRATION
If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

30. COMPLIANCE WITH LAWS
The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products or practice of the Licensed Method. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold or otherwise exploited.

31. CONFIDENTIALITY
31.1 The Licensee and The Regents will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information and other proprietary information, including the negotiated terms of this Agreement and any progress reports and royalty reports and any sublicense agreement issued pursuant to this Agreement ("Proprietary Information") in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature from the date of disclosure until five (5) years after the termination or expiration of this Agreement.  This confidentiality obligation will apply to the information defined as "Data" under the Confidential Disclosure Agreement and such Data will be treated as Proprietary Information hereunder.
31.2 The Licensee and The Regents may use and disclose Proprietary Information to their employees, agents, consultants, contractors and, in the case of the Licensee, its Sublicensees, provided that such parties are bound by a like duty of confidentiality as that found in this Article 31 (Confidentiality). Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement or any sublicense, including any terms thereof, and information regarding royalty payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents and individual Regents upon their request. If such release is made, The Regents will request that such terms be kept in confidence in accordance with the provisions of this Article 31 (Confidentiality). In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions to such third party, but will not disclose the name of the Licensee unless Licensee has already made such disclosure publicly.

31.3 All written Proprietary Information will be labeled or marked confidential or proprietary. If the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within thirty (30) days after the oral disclosure.
31.4 Nothing contained herein will restrict or impair, in any way, the right of the Licensee or The Regents to use or disclose any Proprietary Information:
31.4.1	that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;
31.4.2	that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;
31.4.3	that recipient can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of the disclosing party; and
31.4.4	that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.
The Licensee or The Regents also may disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law, provided that the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure.

31.5 Upon termination of this Agreement, the Licensee and The Regents will destroy or return any of the disclosing party’s Proprietary Information in its possession within fifteen (15) days following the termination of this Agreement. The Licensee and The Regents will provide each other, within thirty (30) days following termination, with written notice that such Proprietary Information has been returned or destroyed. Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

32. MISCELLANEOUS
32.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
32.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.
32.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.
32.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Confidential Disclosure Agreement dated October 18, 2007 is hereby superseded.
32.5 In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.
32.6 No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than The Regents and the Licensee any rights, remedies or other benefits under, or by reason of, this Agreement.
32.7 In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party's behalf without the other party's prior written consent.

IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

LANTIS LASER INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:		By:
	(Signature)		(Signature)

Name:		Name:	Joel B. Kirschbaum
(Please Print)

Title:		Title:	Director, UCSF Office of
Technology Management

Date:		Date:

APPENDIX A

CONSENT TO SUBSTITUTION OF PARTY

This substitution of parties ("Agreement") is effective this      day of             , 200_, among The Regents of the University of California ("The Regents), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, and acting through its Office of Technology Management, University of California San Francisco, 185 Berry Street, Suite 4603, San Francisco, CA 94107; [licensee name (“XXX”)], a ________________ corporation, having a principal place of business at ______________________; and [new licensee name] [("YYY")] a ______________________ corporation, having a principal place of business at _________________________________.

BACKGROUND

A. The Regents and [XXX] entered into a license agreement effective ________________ (UC Control No. __-__-____), entitled _____________________ ("License Agreement"), wherein [XXX] was granted certain rights.
B. [XXX] desires that [YYY] be substituted as “Licensee” (defined in the License Agreement) in place of [XXX], and The Regents is agreeable to such substitution.
C. [YYY] has read the License Agreement and agrees to abide by its terms and conditions.

The parties agree as follows:
1. [YYY] assumes all liability and obligations under the [type] Agreement and is bound by all its terms in all respects as if it were the original “Licensee” of the License Agreement in place of [XXX].
2. [YYY] is substituted for [XXX], provided that [YYY] assumes all liability and obligations under the License Agreement as if [YYY] were the original party named as “Licensee” as of the effective date of the License Agreement.

3. The Regents releases [XXX] from all liability and obligations under the License Agreement arising before or after the effective date of this Agreement.
The parties have executed this Agreement in triplicate originals by their respective authorized officers on the following day and year.

[XXX] COMPANY		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:		By:
(Signature)

Name:		Name:	Joel B. Kirschbaum
(Please print)

Title:		Title:	Director
UCSF Office of Technology
Management

Date:		Date:

[YYY] COMPANY

By:
(Signature)

Name:
(Please print)

Title:

Date: